EXHIBIT 99.1

Corvus Gold Provides Update on a Lower-Capex, Quick to Development Scenario

VANCOUVER, British Columbia, June 09, 2020 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces an update on its ongoing detailed mining studies in the Bullfrog Gold District, Nevada where Corvus controls two adjacent, 100% owned projects, Mother Lode and North Bullfrog. Corvus envisions a phased mining plan that will differ from the 2018 initial Preliminary Economic Assessment (PEA) that saw the development of both projects at the same time. At the North Bullfrog project, the Company is evaluating an initial, lower capex, mining option (Phase-1) that could have the potential to generate cash flow to fund the development and expansion of all of its other projects throughout the District. Preliminary metallurgical, mining and processing data for this Phase-1 option are outlining a project that could jump-start near-term production in this re-emerging Nevada gold District (Figure 1).

Final detailed data for the Phase-1 starter project will be incorporated into an updated PEA scheduled for release this fall and will also include information on the North Bullfrog Phase-2 expansion and the Mother Lode deposit. In addition, the updated PEA will also incorporate an updated mineral resource estimation for all projects from Corvus’ multiple drill programs that have occurred since 2018.

Exploration drilling at Mother Lode is ongoing and will continue well into 2021. This drilling program will primarily focus on expanding the new Central Intrusive Zone (CIZ) discovery at Mother Lode as well as new discovery and resource expansion targets in both the Mother Lode and North Bullfrog gold belts.

Phase-1 Process and Mining Concept

Processing
The currently envisioned processing flow sheet for the higher-grade YellowJacket portion of the North Bullfrog deposit will include a gravity gold circuit followed by final gold recovery on the leach pad. Test work shows high gravity gold liberation at a 48-mesh grind (0.3mm or sand size material) followed by heap leaching of the tails which has a projected overall recovery of ~84%. In addition, the simple two-stage crush and rod mill grinding circuit for gravity gold recovery results in a tailings product that can go directly to the leach pad for final gold recovery with no agglomeration. The surrounding Run of Mine (no crushing), low-grade mineralization has had extensive column leach testing with an overall recovery of 74%.

Mining
The current mine plan outlines a conventional open-pit surface mine utilizing an owner fleet. The project has a relatively low strip ratio and logistically favorable facility locations for overburden storage and the heap-leach pad. As reported in the 2018 PEA, effective as of September 18, 2018, the North Bullfrog Phase-1 project has a measured mineral resource estimate at $1,250/oz gold price of 10.4Mt @ 1.08 g/t Au & 7.59 g/t Ag containing 362Kozs gold & 2.54Mozs silver and an indicated mineral resource of 24.5Mt @ 0.69 g/t Au & 3.70 g/t Ag containing 542Kozs gold & 5.46Mozs silver (Table 1-2 North Bullfrog Project pit Phase 1 Mineral Resource Estimate from the Sept 2018 NBP/ML PEA and see technical report amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com).

Infrastructure
The North Bullfrog project site has well-established infrastructure that includes adequate power and water within two kilometres of the site. The project site is approximately 20 kilometres by road from the city of Beatty, NV which has essential workforce support services and a strong mining culture. The project site has moderate, low rolling topography favorable for mining and an optimal location for the leach pad facility.

Permitting
Corvus Gold has an extensive, well-established environmental baseline database that it has maintained for over 24 months and an existing Plan of Operation permit from the Bureau of Land Management. Following the positive completion of the ongoing mining studies, Corvus will look to advance the permitting of the Phase-1 project later this year.

Jeffrey Pontius, President and CEO of Corvus, said, “The North Bullfrog, Phase-1 project offers Corvus Gold an opportunity to advance the Company either on our own or with a producer partner. We see potential for further development based on this relatively simple, open pit, heap leach project with its projected low capex and low operating costs. It is an exciting time for Corvus and its shareholders to expand the Company’s participation in the current bull gold market where project and equity valuations are rapidly changing.”

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein. Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus’ Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program. On-site personnel at the project log and track all samples prior to sealing and shipping. Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment. All mineral resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying. AAL is independent of the Company. AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples. Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control. Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement. There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Mineral Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release. Mr. Wilson has over 29 years of experience in surface mining, mineral resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement. There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation. McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”). Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources. Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A, quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 90.5 km2 in southern Nevada. The property package is made up of a number of private mineral leases of patented federal mining claims and 1,134 federal unpatented mining claims. The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%. The total Corvus 100% land ownership now covers over 127 km2, hosting two major new Nevada gold discoveries.

Effective as of September 18, 2018, the combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold. In addition, effective as of September 18, 2018, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The preliminary economic assessment is preliminary in nature, that it includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the preliminary economic assessment will be realized.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko Investor Relations Email: info@corvusgold.com Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the timing of the updated preliminary economic assessment, advancement and development of our projects and the expansion of our drill program; plans for drilling; expectations of and potential for additional resources or mineralization; expectations regarding the potential for future open-pit and underground mining; expectations for types of mineralization; updates on the development progress at the North Bullfrog and Mother Lode projects; the potential for new deposits and discoveries and expected increases in a system’s potential; expectations regarding the potential expansion of the mining district; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/c0d2eb02-7e2a-4827-89ee-78a13829645e